Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-274688, 333-267974 and 333-229644) of Flux Power Holdings, Inc. (the “Company”) of our report dated August 20, 2026 relating to the Company’s consolidated financial statements as of June 30, 2026 and 2025 and for each of the two years in the period ended June 30, 2026, which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
August 20, 2026